EXHIBIT 99

FOR:	FOG CUTTER CAPITAL GROUP INC.

CONTACT:	Fog Cutter Capital Group Inc.
	(503) 721-6500	Andrew A. Wiederhorn, Chairman and CEO
	(503) 721-6500	R. Scott Stevenson, Chief Financial Officer

For Immediate Release

FOG CUTTER CAPITAL GROUP INC. REPORTS 2007 OPERATING RESULTS

PORTLAND, Ore. — March 31, 2008 – Fog Cutter Capital Group Inc. (OTCBB: FCCG.OB) reported a net loss of $10.2 million or $1.28 per share for the year ended December 31, 2007.  These results compare to a net loss of $10.1 million or $1.27 per share for the prior year.  The net loss for 2007 included impairment losses of $3.6 million relating to the Company’s real estate holdings in Barcelona, Spain and $2.3 million in impairment and operating losses from its Centrisoft investment.  Additionally, approximately $2.0 million of non-cash compensation expense related to stock options granted primarily in 2006 and which are charged to earnings over the vesting period under FAS 123R.

The Company’s Fatburger business segment continues to operate in a growth stage, which is anticipated will yield long term value.  Approximately $2.7 million of the loss for the 2007 period came from the operation of the Fatburger restaurant chain, plus $2.1 million in management fees charged by the Company to Fatburger.

The Company is continuing its strategy to dispose of its non-core businesses in order to focus on the Fatburger expansion. “The success of Fatburger has become the primary emphasis of our business,” explained chairman and chief executive officer Andrew A. Wiederhorn.  On February 28, 2007, the Company’s wholly owned subsidiary, Fog Cap Commercial Lending Inc., sold its mortgage brokerage unit, George Elkins Mortgage Banking Company.  The Fog Cutter affiliate owned 51% of George Elkins, and together with management, sold the entire commercial mortgage brokerage operation to a division of MuniMae for $10.4 million.

Subsequent to year end, the Company’s Chairman and Chief Executive Officer, Andrew Wiederhorn, repaid in full, including interest, two loans totaling $1.1 million.  Both loans were made to Mr. Wiederhorn by the Company prior to the passage of the Sarbanes-Oxley Act of 2002.

Fatburger Operations

Fatburger, “The Last Great Hamburger Stand”®, opened its first restaurant in Los Angeles in 1952.  At December 31, 2007, there were 92 Fatburger restaurants located in 14 states, Canada, and the Company’s first store in China.  Since that date, three more franchise restaurants have opened, bringing the total number of restaurants to 95.  Fatburger also caters local events with its “Fatmobile” facility.  The Company expects to open an additional 15 to 25 franchise and company owned restaurants during 2008.  Fatburger specializes in fresh, made to order hamburgers and other specialty sandwiches.  French fries, homemade onion rings, hand-scooped ice cream shakes and soft drinks round out the menu.

During the third quarter of 2007, the Company opened its first Fatburger restaurant in China, located in the Venetian® Macao-Resort-Hotel.  Fatburger plans to open additional locations in China, including locations in Hong Kong, Macao, Shenzhen, Beijing and Shanghai.  Fatburger also recently signed its first franchise agreement for the United Arab Emirates.

Fatburger plans to open additional restaurants throughout the United States and internationally through a combination of company owned restaurants and franchised locations.  Franchisees currently own and operate 53 of the Fatburger locations and the company has agreements for 245 new franchise locations.  In 2007, Fatburger has added seven locations which include five franchise operations and two company-owned restaurants.  In addition, Fatburger purchased two locations from franchisees and one other franchise location was closed during the period.

For the year ended December 31, 2007, company-owned restaurant sales increased 3.9% to $29.5 million. System-wide sales decreased less than 1.0% to $65.9, as new store openings were able to offset a challenging economic environment that put pressure on same-store sales.

Other Operations

In addition to restaurant operations through Fatburger, the Company currently conducts operations in three other business segments: (1) manufacturing activities conducted through its DAC International subsidiary; (2) real estate operations; and (3) software development and sales conducted through its Centrisoft Corporation subsidiary.

Manufacturing Operations

The Company’s manufacturing activities are conducted through DAC International, a supplier of computer controlled lathes and milling machinery for the production of eyeglass, contact, and intraocular lenses.  In the year ended December 31, 2007, DAC had sales revenues of $11.6 million and earned $1.0 million in income.

Real Estate Operations

The Company has invested, directly and indirectly, in real estate in the United States and Europe.  Significant holdings in real estate as of December 31, 2007 are as follows:

•                  Freestanding Retail Properties – A subsidiary of the Company owned or controlled 72 freestanding retail buildings throughout the United States through long-term leases.  The buildings were approximately 4,500 square feet and are sub-leased to a variety of tenants including convenience stores, video rental outlets, shoe stores and other small businesses.  These assets were classified as Held for Sale at December 31, 2007, and the subsidiary was subsequently sold in February 2008, although the Company retains an option to repurchase the subsidiary under certain conditions.

•                  Barcelona Apartments – As of December 31, 2007 the Company owned two apartment buildings through equity participating loans to special purpose Spanish corporations.  The properties consist of 33 residential and commercial units located in Barcelona, Spain.  The two buildings were acquired subject to below market leases and the Company has relocated these tenants and is now selling the properties for redevelopment.  These properties are also classified as Held for Sale.

Software Development and Sales

The Company’s Centrisoft subsidiary develops and sells software that controls and enhances the productivity of enterprise networks and provides first level security against unauthorized applications and users.  Centrisoft is marketing its software to potential customers both directly and through a re-seller relationship.

Forward Looking Statements

Certain statements contained herein may not be based on historical facts and are “Forward-Looking Statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-Looking Statements are based on various assumptions (some of which are beyond the Company’s control) and may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms.  Actual results could differ materially from those set forth in Forward-Looking Statements due to a variety of factors, including, but not limited to the following:

•                  economic factors, particularly in the market areas in which the Company operates;

•                  the financial and securities markets and the availability of and costs associated with sources of liquidity;

•                  competitive products and pricing;

•                  the real estate market, including the residential real estate market in Barcelona, Spain;

•                  the ability to sell assets to maintain liquidity;

•                  fiscal and monetary policies of the U.S. Government;

•                  changes in prevailing interest rates;

•                  changes in currency exchange rates;

•                  acquisitions and the integration of acquired businesses;

•                  performance of retail/consumer markets, including consumer preferences and concerns about diet;

•                  effective expansion of the Company’s restaurants in new and existing markets;

•                  profitability and success of franchisee restaurants;

•                  availability of quality real estate locations for restaurant expansion;

•                  the market for Centrisoft’s software products;

•                  credit risk management; and

•                  asset/liability management.

Except as may be required by law, the Company does not undertake, and specifically disclaims any obligation, to publicly release the results of any revisions which may be made to any Forward-Looking Statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.  The following financial results should be read in conjunction with the Form 10-K filed with the Securities and Exchange Commission on March 31, 2008.

FOG CUTTER CAPITAL GROUP INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(dollars in thousands, except share data)

	December 31,
	2007	2006
Assets
Current Assets:
Cash and cash equivalents	$1,131	$1,824
Accounts receivable	1,491	1,467
Notes receivable, current portion	566	464
Loans to senior executives	1,147	1,077
Inventories	2,505	2,442
Investments in real estate held for sale, net	19,658	22,564
Current assets held for sale	66	155
Other current assets	536	516
Total current assets	27,100	30,509

Notes receivable	46	371
Property, plant and equipment, net	10,203	10,576
Intangible assets, net	4,986	5,262
Goodwill	9,526	10,526
Other assets held for sale	21	440
Other assets	1,887	2,116
Total assets	$53,769	$59,800

Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable and accrued liabilities	$13,260	$11,248
Current liabilities associated with assets held for sale	1,232	955
Obligations under capital leases on real estate held for sale	9,994	10,471
Borrowings and notes payable, current portion	12,914	13,453
Obligations under capital leases, current portion	141	157
Total current liabilities	37,541	36,284

Borrowings and notes payable	6,355	2,400
Obligations under capital leases	1,929	1,863
Deferred income	5,247	4,061
Deferred income taxes	––	4,397
Total liabilities	51,072	49,005

Commitments and contingencies
Minority interests in consolidated subsidiaries	701	441
Minority interests in consolidated subsidiaries held for sale	—	130

Stockholders’ Equity:
Preferred stock, $.0001 par value; 25,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $.0001 par value; 200,000,000 shares authorized; 11,757,073 shares issued as of December 31, 2007 and 2006; 7,954,928 shares outstanding as of December 31, 2007, and 7,957,428 as of December 31, 2007	170,956	168,965
Accumulated deficit	(156,949)	(146,732)
Treasury stock, 3,802,145 common shares as of December 31, 2007 and 3,799,645 common shares as of December 31, 2006, at cost	(12,011)	(12,009)
Total stockholders’ equity	1,996	10,224
Total liabilities and stockholders’ equity	$53,769	$59,800

FOG CUTTER CAPITAL GROUP INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(dollars in thousands, except share data)

	Year Ended December 31,
	2007	2006	2005
Revenue:
Restaurant and manufacturing sales	$41,355	$38,252	$24,832
Restaurant franchise and royalty fees	2,228	2,779	2,379
Real estate rental income	—	250	604
Total revenue	43,583	41,281	27,815

Operating costs and expenses:
Restaurant and manufacturing cost of sales	24,033	21,570	14,471
Real estate operating expense	9	173	126
Engineering and development	1,424	1,556	435
Depreciation and amortization	1,836	1,492	1,290
Total operating costs and expenses	27,302	24,791	16,322

General and administrative expenses:
Compensation and employee benefits	10,691	11,909	6,690
Professional fees	3,268	3,614	3,289
Fees paid to related parties	—	426	—
Other	15,888	15,558	11,496
Total general and administrative expenses	29,847	31,507	21,475

Non-operating income (expense):
Gain on sale of real estate	13	2,905	1,289
Gain on sale of notes receivable and securities	—	496	—
Interest Income	245	283	1,285
Interest expense	(2,741)	(1,830)	(887)
Other income (expense), net	(2,724)	186	431
Total non-operating income (expense)	(5,207)	2,040	2,118

Loss before provision for income taxes, minority interests, and equity in income (loss) of equity investees	(18,773)	(12,977)	(7,864)

Minority interest in earnings	878	109	—

Equity in income (loss) of equity investees	—	748	(885)
Income tax benefit	4,390	1,249	—

Loss from continuing operations	(13,505)	(10,871)	(8,749)

Income from discontinued operations	3,288	744	1,546

Net loss	$(10,217)	$(10,127)	$(7,203)

Basic loss per share from continuing operations	$(1.70)	$(1.37)	$(1.09)
Basic earnings per share from discontinued operations	$0.42	$0.10	$0.20
Basic loss per share	$(1.28)	$(1.27)	$(0.89)
Basic weighted average shares outstanding	7,957,324	7,957,428	8,045,604
Diluted loss per share from continuing operations	$(1.70)	$(1.37)	$(1.09)
Diluted earnings per share from discontinued operations	$0.42	$0.10	$0.20
Diluted loss per share	$(1.28)	$(1.27)	$(0.89)
Diluted weighted average shares outstanding	7,957,324	7,957,428	8,045,604

Dividends declared per share	$—	$0.13	$0.52